Exhibit 19
INSIDER TRADING POLICY
and Guidelines with Respect to
Certain Transactions in Company Securities

This Policy provides guidelines to employees, directors, officers and their assistants, and consultants of flyExclusive, Inc. and its subsidiaries (the “Company”) with respect to transactions in the securities of the Company and the disclosure of material nonpublic information regarding the Company.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options to purchase common stock, and any other securities the Company may issue from time to time, such as preferred stock, warrants or convertible debentures, as well as to derivative securities relating to the Company’s stock, such as exchange-traded options, whether or not issued by the Company. It applies to all Company directors, executive officers and their assistants, finance and accounting employees, and all other employees of, and consultants to, the Company who receive or have access to material, nonpublic information (“Inside Information”) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Inside Information from any Insider.

Any person who possesses Inside Information regarding the Company is an Insider for so long as the information is material and not publicly known. Any person can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

It is the policy of the Company to oppose the misuse of Inside Information in securities trading and the unauthorized disclosure of any nonpublic information acquired in the workplace.

1.Trading on Inside Information. No director, manager, officer or employee of, or consultant to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Inside Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of such information or at such time as such information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the stock exchange or market on which the Company’s securities trade is open for trading.

2.Tipping. No Insider shall disclose (“tip”) Inside Information to any other person
(including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Inside Information as to trading in the Company’s securities.

3.Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.Liability for Insider Trading. Insiders may be subject, in addition to disgorgement of profits (or of losses avoided), to monetary penalties and/or imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of Inside Information regarding the Company.

2.Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Inside Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Regulatory authorities have imposed large penalties even when the disclosing person did not profit from the trading. The U.S. Securities and Exchange Commission (the “SEC”), the stock exchanges and the Financial Industry Regulatory Authority (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading.

3.Possible Disciplinary Actions. Employees of, and consultants to, the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include, but is not limited to, ineligibility for future participation in the Company’s equity incentive plans, termination and/or referral to appropriate law enforcement and regulatory authorities.

Recommended Guidelines

1.Recommended Trading Windows.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company strongly recommends that all persons having access to the Company’s internal financial statements or other Inside Information of the Company refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the following periods (the “Trading Windows”):

The period commencing at the close of business on the first full Trading Day following the public disclosure (through a filing with the SEC or otherwise) of the Company’s financial results for or including the immediately preceding fiscal quarter or year and ending at the close of business on the 15th day of the last month of the next fiscal quarter.

The safest period for trading in the Company’s securities, assuming the absence of Inside Information, is generally the first few Trading Days of the Trading Window. Periods outside the Trading Window are particularly sensitive periods of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws.

The purpose behind the recommended Trading Window is to help establish a diligent effort to avoid any improper transactions. An Insider may choose not to follow this suggestion, but he or she should be particularly careful with respect to trading outside the Trading Window, since the Insider may, at such time, have access to (or later be deemed to have had access to) Inside Information regarding, among other things, the Company’s anticipated financial performance for the quarter and/or year.

It should be noted that even during the Trading Window any person possessing Inside Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one full Trading Day.
Although the Company may from time to time recommend during a Trading Window that managers, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor”, and all managers, officers and employees should use good judgment at all times.

From time to time, the Company may recommend that directors, managers, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

2.Hedging, Margin Accounts and Collateral. Hedging Company stock, by selling it “short” or otherwise, is prohibited. Holding Company stock in leveraged margin accounts or using it as collateral for loans is strongly discouraged. Margin accounts authorize brokers to sell stock to cover amounts owed to them. A forced sale in these circumstances will almost certainly occur at a time with the price of the securities is low, and it could also occur at a time when the individual has knowledge of material, nonpublic information about the Company. A similar result can occur when Company stock is pledged as collateral for a loan.

3.Preclearance of Trades. The Company has determined that all directors, managers and officers of the Company and the employees listed on Exhibit A attached hereto, as amended from time to time, should refrain from trading in the Company’s securities, even during the Trading Window, without first complying with the Company’s mandatory “preclearance” procedures, a copy of which is attached hereto as Exhibit B. Officers, directors, managers and employees listed on Exhibit A should contact the Company’s Insider Trading Compliance Officer, currently the General Counsel (who must be pre-cleared, for any trades he or she makes, by the Chief Financial Officer), prior to initiating any purchase or sale of the Company’s securities. Any election regarding settlement of taxes for any restricted stock unit (“RSU”) grant or exercise of options, whether to pay taxes, sell to cover or sell all, provided the election is made during an open trading window, does not require pre-clearance. The Company may also find it necessary, from time to time, to require compliance with the preclearance process from certain employees, consultants and contractors other than and in addition to directors, officers, managers and the employees listed on Exhibit A.

4.Individual Responsibility. Everyone has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a Trading Window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Inside Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Inside Information relating to other companies, including the Company’s collaborative partners, customers,

vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on Inside Information regarding the Company’s business partners. Everyone should treat Inside Information about the Company’s business partners with the same care as is required with respect to information relating directly to the Company.
Definition of Inside Information

“Inside Information,” for the purposes of this Policy, is material, nonpublic information.

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Either positive or negative information may be material. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•Financial results
•Projections of future earnings or losses
•News of a pending or proposed merger or acquisition
•News of the disposition of a subsidiary
•Impending bankruptcy or financial liquidity problems
•Gain or loss of a substantial supplier
•Significant business developments, including meeting or failing to meet milestones
•Changes in dividend policy
•Significant pricing changes
•Stock splits or cash or stock dividends
•New equity or debt offerings
•Significant litigation exposure due to actual or threatened litigation
•Major changes in senior management
•Listing status on an exchange or market
•Significant cybersecurity or privacy incident

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides affirmative defenses against insider trading claims, if, among other matters:

(1)the contract, instruction or plan to purchase or sell securities was given or entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and

(2)the person who entered into the contract, instruction or plan has acted in good faith with respect to the contract, instruction or plan; and

(a)has no outstanding contract, instruction or plan, except:

(i)in certain circumstances when such contracts, instructions or plans may be treated as a single “plan”;

(ii)one later-commencing contract, instruction or plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing contract, instruction or plan are completed or expired without execution; and

(iii) an eligible sell-to-cover transaction will not be considered an outstanding or additional contract, instruction or plan, unless the contract, instruction or plan is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction and the person who entered into the contract, instruction or plan in the prior 12-month period that was designed to effect the open-market purchase or sale of all of the securities covered by such prior contract, instruction or plan in a single transaction and that would otherwise qualify for the affirmative defense; and

(3)before becoming aware of the information, the person had during a Trading Window:

(1)entered into a binding contract to purchase or sell the security;

(2)instructed another person to purchase or sell the security for the instructing person’s account; or

(3)adopted a written plan for trading securities; and

(4)such contract, instruction or plan:

(1)specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased and sold;

(2)included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or

(3)did not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so; and

(5)the purchase or sale to occur was pursuant to the contract, instruction or plan (a person will fail this requirement if the person alters or deviates from the contract, instruction or plan to purchase or sell securities, whether by changing the amount, price or timing of the purchase or sale, or if such person entered into or altered a corresponding or hedging transaction or position with respect to those securities).

If the person who enters into a contract, instruction or plan:

(1)Is a director or officer of the Company of the securities, such officer or director must, in addition to the above:

(a)Include a representation in the plan certifying that, on the date of adoption of the plan:

(i)the individual director or officer is not aware of any material nonpublic information about the security or the Company; and

(ii)the individual director or officer is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

(b)    Not make purchases or sales until the expiration of a cooling-off period consisting of the later of:

(i)Ninety days after the adoption of the contract, instruction, or plan; or

(ii)Two business days following the disclosure of the Company’s financial results in a Form 10–Q or Form 10–K (for the completed fiscal quarter in which the plan was adopted (subject to a maximum of 120 days after adoption of the contract, instruction, or plan).

(2)If the person who enters into the contract, instruction or plan is not the Company and not a director or officer of the Company, no purchases or sales may occur until the expiration of a cooling-off period that is 30 days after the adoption of the contract, instruction or plan.

It is important to note that the SEC interprets Rule 10b5-1 in a very restrictive and not entirely logical way. Before entering into a Rule 10b5-1 trading plan, you must coordinate with and get approval from both the broker that will make your trades and the Company with assistance from its securities counsel.

Additional Information - Directors and Officers

Directors and officers of the Company must also comply with the reporting obligations and limitations on short swing transactions set forth in Section 16 of the Exchange Act (“Section 16”). Officers and directors may not purchase and sell the Company’s securities within a six-month period whether or not they had knowledge of any Inside Information at that time. Neither the receipt of an option under the Company’s equity plans, nor the exercise of that option, will be deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of the Company’s stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer, currently the General Counsel at ronald.brower@flyexclusive.com.

Adopted by the Company on December 27, 2023.

EXHIBIT A

Employees Requiring Preclearance of Trades

1.Each executive officer of the Company.
2.Each employee who is a member of the Finance & Accounting Department.
3.Each Executive Assistant of the above.
4.Each immediate family member or household member of the above.

EXHIBIT B
FLYEXCLUSIVE, INC.
PRE-CLEARANCE AND COMPLIANCE PROCEDURES

To ensure compliance with the accelerated reporting requirements for reporting insider transactions in equity securities of flyExclusive, Inc. (together with its subsidiaries, the “Company”), and to help prevent in advance any inadvertent violations of the federal securities laws, and to avoid even the appearance of trading on inside information, we are implementing the following:

1.Our Pre-clearance Procedure. Directors, managers and officers of the Company and any other persons designated under our Insider Trading Policy or otherwise designated by us as being subject to the Company’s pre-clearance procedures, together with their family members, should not engage in any transaction involving Company securities (including market or private purchases or sales, option exercises, pledges, gifts, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Insider Trading Compliance Officer. A request for pre-clearance should be submitted to the Company’s Insider Trading Compliance Officer, currently, the General Counsel (the General Counsel is to be pre-cleared by the Chief Financial Officer) at least two days in advance of the proposed transaction. The Insider Trading Compliance Officer will then determine whether the transaction may proceed and, if so, assist in complying with the new reporting requirements.

Any person subject to the pre-clearance requirements who wishes to implement a new trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Insider Trading Compliance Officer. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan meets the requirements of SEC Rule 10b5-1 and specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Any election regarding settlement of taxes for any RSU grant or exercise of options, whether to sell to cover or sell all, provided the election is made during an open trading window, does not require pre-clearance Those transactions, however, must be reported immediately to the Insider Trading Compliance Officer.

2.Designated Broker and New Broker Interface Procedures. The reporting of transactions will require tight interface with brokers handling transactions for our insiders. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with our preclearance procedures and helping prevent inadvertent violations.

We will require that you and your broker sign the enclosed Broker Instruction/Representation which imposes two requirements on the broker handling your transaction in Company securities:

(a)Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without

•first verifying with the Company that your transaction was pre-cleared, and
•complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and
(b)To report immediately to the Insider Trading Compliance Officer via telephone and in writing (via e-mail) the details of every transaction involving Company stock, including gifts, transfers, pledges and all 10b5-1 transactions.

Please sign and have your broker sign the enclosed Broker Instruction/Representation Form and return it to us promptly so that we can work out with your broker a coordinated procedure.

3.Broker-Assisted Cashless Exercises of Options. The Sarbanes-Oxley Act makes it illegal for issuers to extend or maintain credit, or arrange for the extension of credit in the form of a personal loan to any officer or manager. In most cashless exercises, there is typically a delay of a few days from the time of exercise to the date the issuer receives the exercise price. Some attorneys have speculated that these arrangements could be deemed an impermissible extension of credit arranged by issuers for their insiders. Consequently, unless and until this issue gets resolved to our satisfaction, we must insist on receipt of cash simultaneous with any issuance of shares pursuant to exercise of an option by an insider. We believe that most brokers can do cashless exercises for you this way.

Any person who has a question about these procedures or its application to any proposed transaction may obtain additional guidance from the Insider Trading Compliance Officer currently the General Counsel at (252) 208-7715, or from Larry Robbins, Don Reynolds or Andrew Gibbons at Wyrick Robbins, our outside counsel, at (919) 781-4000.

Certifications

All managers, officers and other employees subject to the procedures set forth in this memorandum must certify their understanding of, and intent to comply with, the procedures set forth in this memorandum. Please return the enclosed certification immediately.

FLYEXCLUSIVE, INC.
Broker Instruction/Representation

[Name and Address of Broker] Re: flyExclusive, Inc.
Ladies and Gentlemen:

As my designated broker for effecting transactions in the common stock of flyExclusive, Inc. (the “Company”), I hereby instruct you to follow the following procedures in connection with executing any trade or other transaction in Company securities on my behalf:

1.Do not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without

●first verifying with the Company that your transaction was pre-cleared, and
●complying with your firm’s compliance procedures (e.g., Rule 144); and

2.Report immediately to the Company via telephone and in writing (via e-mail or fax) the details of every transaction involving Company securities, including gifts, transfers, pledges and all 10b5-1 transactions.

Company contacts:    Primary Contact:

Phone: ( )      Fax: ( )      Email:
Backup Contact:

Phone: ( )      Fax: ( )      Email:

[Signature Page Follows]

Name of Insider

(Signature of Insider)

The undersigned broker confirms receipt of this instruction letter and agrees to comply with the terms hereof:

Name of Broker

(Signature of Authorized Signatory for Broker)

flyExclusive, Inc.
Insider Certification

The undersigned, an employee, director or officer of flyExclusive, Inc. and/or its subsidiaries (the “Company”), hereby certifies to the Company that:

1.he or she has received and understands his or her obligations outlined in the Company’s Pre-clearance and Compliance Procedures; and

2.he or she intends to comply with those procedures.

Name of Insider:

Signature of Insider: